EXHIBIT 99.1
Mitek Announces $10 Million Share Repurchase Program

SAN DIEGO, CA, December 19, 2019 – Mitek (NASDAQ: MITK), a global leader in mobile capture and digital identity verification solutions, today announced that its Board of Directors authorized a share repurchase program for up to $10 million of its outstanding common stock.

The share repurchase program is effective immediately and will expire December 16, 2020. The purchases under the share repurchase program may be made from time to time in the open market, through block trades, 10b5-1 trading plans, privately negotiated transactions or otherwise, in each case, in accordance with applicable laws, rules and regulations. The timing and actual number of the shares repurchased will depend on a variety of factors including price, market conditions and corporate and regulatory requirements. The company intends to fund the share repurchases from cash on hand. The share repurchase program does not commit the company to repurchase shares of its common stock and it may be amended, suspended or discontinued at any time.

About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile image capture and digital identity verification solutions built on the latest advancements in computer vision, artificial intelligence and machine learning. Mitek’s identity verification solutions enable an enterprise to verify a user’s identity during a digital transaction, which assists businesses operating in highly regulated markets to reduce financial risk and meet regulatory requirements while increasing revenue from digital channels. Financial services, marketplaces and other organizations around the world use Mitek to reduce friction creating the digital experiences their customers expect. Mobile Deposit® and Mobile Verify® are used by millions of consumers for check deposit, new account opening and more. The company is based in San Diego with offices in New York, London, Amsterdam, Barcelona, Paris and St Petersburg. Learn more at www.miteksystems.com. [(MITK-F)]

Notice Regarding Forward-Looking Statements
Statements contained in this news release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the purchase by the Company of its common stock are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the NASDAQ Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to capital investments of the Company. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Investor Contact:

Todd Kehrli or Jim Byers
MKR Group, Inc.
mitk@mkr-group.com